Exhibit 4.14

Dated 29 November 2017

(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

(2) J.P. MORGAN SECURITIES PLC

and

(3) DEUTSCHE BANK AG, HONG KONG BRANCH

PLACING AGREEMENT

relating to Shares in the share capital of

Semiconductor Manufacturing International Corporation

10th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (852) 2842 4888

Facsimile (852) 2810 8133/2810 1695

Ref: L- 266780

Table of Contents

Clause		Page
1	DEFINITIONS AND INTERPRETATION	1
2	APPOINTMENT OF THE SOLE GLOBAL COORDINATOR AND THE JOINT PLACING AGENTS AND THE PLACING	6
3	ANNOUNCEMENT	7
4	COMPLETION OF THE PLACING	7
5	CONDITIONS OF THE PLACING	9
6	UNDERTAKINGS OF THE COMPANY	10
7	PAYMENT OF FEES, COMMISSIONS AND EXPENSES	12
8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	13
9	INDEMNITY	22
10	TERMINATION	23
11	PUBLIC COMMUNICATION	25
12	TIME OF THE ESSENCE	25
13	NOTICES	25
14	MISCELLANEOUS	26
15	APPLICABLE LAW AND JURISDICTION	27
16	BRRD Liability	27
SCHEDULE 1 PROFESSIONAL INVESTOR TREATMENT NOTICE		34
SCHEDULE 2 JOINT PLACING AGENTS’ COMMITMENT FOR THE PLACING SHARES		38

i

THIS PLACING AGREEMENT is made on 29 November 2017

BETWEEN:

(1)

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company duly incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, 9 Queen’s Road Central, Hong Kong (the “Company”);

(2)	J.P. MORGAN SECURITIES PLC, whose registered office is at 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, (“J.P. Morgan”, the “Sole Global Coordinator” or the “Settlement Agent”);
(3)

DEUTSCHE BANK AG, HONG KONG BRANCH, whose registered office is at 52nd Floor, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong (“DB”, together with J.P. Morgan, the “Joint Placing Agents” or each a “Joint Placing Agent”).

.

WHEREAS:

(A)

As at the date hereof, the Company has an authorised capital of US$40,000,000 divided into 10,000,000,000 Shares, of which 4,669,148,912 Shares have been issued and are fully paid up as at the date of this Agreement.

(B)	All of the issued Shares are currently listed on the Stock Exchange and American Depositary Shares over certain of the Shares are listed on the New York Stock Exchange.
(C)

The Company has agreed to appoint (i) J.P. Morgan as the sole global coordinator, and (ii) the Joint Placing Agents as the joint placing agents to the Placing, and each of the Joint Placing Agents has agreed, severally and not jointly, to purchase and pay for, or to procure Placees to purchase and pay for the Placing Shares on the terms and subject to the conditions herein contained as part of a fund-raising exercise which also involves the offering of the Securities by the Company through the Joint Placing Agents.

(D)	The Company is authorized under the General Mandate to and has agreed to issue the Placing Shares, on and subject to the terms set out in this Agreement.
(E)

The Parties hereto acknowledge that Datang has a pre-emptive right to subscribe for the Datang Pre-Emptive Securities, Country Hill has a pre-emptive right to subscribe for the Country Hill Pre-Emptive Securities and China IC Fund has a pre-emptive right to subscribe for the China IC Fund Pre-Emptive Securities, which if exercised, would be subject to approval by a general meeting of the independent shareholders of the Company.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Affiliate” means any person that directly or indirectly controls or is controlled by the Company;

“Agreement” means this placing agreement (as may be amended or varied from time to time by an agreement in writing duly executed by the Parties);

“Announcements” means the First Announcement and the Second Announcement;

“Associate” has the meaning ascribed thereto in the Listing Rules;

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation;

“BRRD”  means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

“BRRD Party” means J.P. Morgan;

“Business Day” means any day (excluding a Saturday) on which banks are generally open for business in Hong Kong;

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

“China IC Fund” means China Integrated Circuit Industry Investment Fund Co., Ltd., a company established under PRC laws;

“China IC Fund Pre-Emptive Securities” means any Shares or perpetual subordinated convertible securities convertible into Shares to be issued to China IC Fund (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issuance of any Placing Shares or Securities as will result in China IC Fund’s percentage shareholding (on a fully converted basis) in the Company not being diluted by the issuance of such Shares, Securities, Datang Pre-Emptive Securities or Country Hill Pre-Emptive Securities;

“Closing Date” means five Business Days after the date of this Agreement or such other date as the Company and the Joint Placing Agents may agree in writing;

“Companies Ordinance” means the Companies Ordinance (Cap 622 of the Laws of Hong Kong) for the time being in force;

“Conditions” means the conditions to completion of the Placing set out in Clause 5;

“Country Hill” means Country Hill Limited, a wholly-owned subsidiary of China Investment Corporation;

“Country Hill Pre-Emptive Securities” means any Shares or perpetual subordinated convertible securities convertible into Shares to be issued to Country Hill (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issuance of any Placing Shares or Securities as will result in Country Hill’s percentage shareholding (on a fully converted basis) in the Company not being diluted by the issuance of such Shares, Securities, Datang Pre-Emptive Securities or China IC Fund Pre-Emptive Securities;

“Creditor or Counterparty of the BRRD Party” means any party to this Agreement to whom a BRRD Party owes a BRRD Liability under or in connection with this Agreement from time to time;

“Datang” means Datang Holdings (Hong Kong) Investment Company Limited, a company incorporated in Hong Kong and a wholly-owned subsidiary of Datang Holding;

“Datang Holding” means Datang Telecom Technology & Industry Holdings Co., Ltd, a company established under PRC laws and the holding company of Datang;

“Datang Pre-Emptive Securities” means any Shares or perpetual subordinated convertible securities convertible into Shares to be issued to Datang (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issuance of any Placing Shares or Securities as will result in Datang’s percentage shareholding (on a fully converted basis) in the Company not being diluted by the issuance of such Placing Shares, Securities, Country Hill Pre-Emptive Securities or China IC Fund Pre-Emptive Securities;

“Directors” means the directors of the Company for the time being;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Expenses” means the commissions and other expenses relating to the Placing set out in Clause 7 and the Company’s costs and expenses (including but not limited to legal fees) properly incurred by it in relation to the Placing;

“First Announcement” means the announcement dated the date hereof issued by the Company regarding the potential exercise of pre-emptive rights by Datang, China IC Fund and Country Hill in the Placing;

“General Mandate” means the general mandate granted to the Directors by the shareholders of the Company at the annual general meeting of the Company held on 23 June 2017 to allot and issue new Shares;

“General Rules” means the General Rules of CCASS from time to time in force;

“Group” means the Company and its subsidiaries and the expression “member of the Group” shall be construed accordingly;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKSCC” means the Hong Kong Securities Clearing Company Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Independent Persons” means those persons who are independent of and not acting in concert (as defined under the Takeovers Code) with any of Datang, Country Hill, China IC Fund or their respective concert parties and are not any of Datang’s, Country Hill’s, China IC Fund’s, the Company’s or its subsidiaries’ directors (as defined in the Listing Rules), chief executive (as defined in the Listing Rules) or substantial shareholders (as defined in the Listing Rules), or any of their respective Associates and “Independent Person” means each one of them;

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“Listing Committee” means the listing sub-committee of the board of directors of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Operational Procedures” means the Operational Procedures of Hong Kong Securities Clearing Company Limited in relation to CCASS from time to time in force;

“Participant” means a person admitted for the time being by Hong Kong Securities Clearing Company Limited as a participant of CCASS;

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns and “Party” means each one of them;

“Placee” means any professional institutional and other investor whom any of the Joint Placing Agents have procured to purchase any of the Placing Shares pursuant to its obligations hereunder;

“Placing” means the private placing by or on behalf of the Joint Placing Agents, on a several basis, of the Placing Shares on the terms and subject to the conditions set out in this Agreement;

“Placing Monies” means such sum as is the aggregate of the Placing Price multiplied by the number of Placing Shares less the Expenses;

“Placing Price” means the price at which each Placing Share is to be issued pursuant to this Agreement, which shall be a price jointly agreed upon between the Joint Placing Agents and a price that is not less than HK$10.65;

“Placing Shares” means 241,418,371 new Shares to be issued by the Company and to be placed by or on behalf of the Joint Placing Agents as agents for the Company pursuant to this Agreement;

“PRC” means the People’s Republic of China;

“Pre-Emptive Securities” means the Country Hill Pre-Emptive Securities, the Datang Pre-Emptive Securities and the China IC Fund Pre-Emptive Securities;

“Professional Investor Treatment Notice” means the notice from the Joint Placing Agents in the form set out in Schedule 1 to this Agreement;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Relevant Resolution Authority” means any authority with the ability to exercise any Bailin Powers in relation to a BRRD Party;

“Second Announcement” means the announcement to be issued by the Company as soon as possible following the execution of this Agreement pursuant to the requirements under the Listing Rules relating to, amongst other things, the Placing;

“Securities” means the perpetual subordinated convertible securities convertible into Shares to be issued by the Company pursuant to the subscription agreement to be entered into between the Company, Barclays Bank Plc, DB and J.P. Morgan Securities Plc on or about the date of this Agreement, which expression shall, where the context so admits, include Securities evidenced by a global certificate representing the Securities;

“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Seller” has the meaning ascribed in Clause 2.3;

“SFC” means the Securities and Futures Commission;

“SFO” means the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) for the time being in force;

“Share Registrar” means the Company’s share registrar for its Shares;

“Shares” means the ordinary Shares of US$0.004 each in the share capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“subsidiary” has the same meaning as in Section 15 of the Companies Ordinance;

“Takeovers Code” means the Hong Kong Code on Takeovers and Mergers issued by the SFC;

“Taxation” or “Tax” mean all forms of taxation whether of Hong Kong or elsewhere in the world whenever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interests relating thereto;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“US$” means United States dollars, the lawful currency of the United States.

1.2

In this Agreement, references to any statute, statutory provision, Listing Rule or a rule of the Takeovers Code include a reference to that statute, statutory provision, Listing Rule or a rule of the Takeovers Code as from time to time amended, extended or re-enacted.

1.3

In this Agreement, references to persons include references to bodies corporate, references to singular include references to the plural and vice versa; and words denoting one gender only shall include other genders.

1.4	Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.
1.5	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.
1.6	References to Clauses, Sub-clauses and the Schedules are references to clauses and sub-clauses of and schedules to this Agreement.

2	APPOINTMENT OF THE SOLE GLOBAL COORDINATOR AND THE JOINT PLACING AGENTS AND THE PLACING
2.1

Subject to the provisions of this Agreement, the Company hereby appoints (i) J.P. Morgan as the sole global coordinator, and (ii) each of the Joint Placing Agents as agent to the exclusion of all others, and each of the Joint Placing Agents, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned, agrees, severally and not jointly, to act as agent for the Company to purchase or procure purchasers for such number of Placing Shares as set out opposite its name in Schedule 2 hereto on a fully underwritten basis, at the Placing Price (together with such brokerage, SFC transaction levy and Stock Exchange trading fee payable in connection therewith by the purchasers). The offer of the Placing Shares to Placees by each Joint Placing Agent as the agent shall be conditional upon this Agreement not having been terminated prior to the completion of the Placing.

2.2

Save as expressly provided, the obligations of each Joint Placing Agent under this Agreement (and, in particular, each Joint Placing Agent's obligations in relation to the placing of the Placing Shares) shall be several only and not joint nor joint and several. Any provision of this Agreement which is expressed in favour of more than one Joint Placing Agent shall, save where expressly stated, be exercisable by each of them severally and shall not be required to be exercised by them jointly. No Joint Placing Agent will be liable for any failure on the part of any other Joint Placing Agent to perform their obligations under this Agreement. Notwithstanding the foregoing, each of the Joint Placing Agents shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with any other Joint Placing Agents. Accordingly, the Company agrees that each of the Joint Placing Agents shall have no liability to the Company for any breach, actions or omissions of the other Joint Placing Agents.

2.3

At any time, each Joint Placing Agent may elect that some or all of the Placing Shares allocated to it under this Agreement are subscribed by it or its nominees as principal from the Company at the Placing Price. Any Placing Shares purchased by any of the Joint Placing Agents and/or its nominee(s) as principal from the Company at the Placing Price may subsequently be sold by such Joint Placing Agent(s) and/or their respective nominee(s) (each, a “Seller”) as principal to purchasers at any price(s) as the Seller in its discretion may determine, without being under any obligation to notify the Company of such election or of the number of Placing Shares so purchased as principal, or of the price(s) at which those Shares are sold to purchasers provided that any Hong Kong stamp duty payable in respect of such sale by a Seller as principal shall be borne by the relevant Seller.

2.4

The Company hereby confirms that the appointment set forth in Clause 2.1 confers on the Joint Placing Agents all powers, authorities and discretions on behalf of the Company which are reasonably and properly necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm everything which the Joint Placing Agents have done for the Placing prior to the date of this Agreement or may lawfully do in the exercise of such powers, authorities and discretions in accordance with this Agreement.

2.5

The Company shall issue the Placing Shares pursuant to the Placing free from all liens, charges and encumbrances, and together with all rights attaching to them as at the Closing Date, including the right to receive all dividends declared, made or paid on or after the Closing Date.

2.6

The Placing Shares shall be offered to not less than six independent professional, institutional and/or individual investors in board lots of 1,000 Shares. Subject to the requirements of the Listing Rules, the choice of Placees for the Placing Shares shall be determined solely by the Joint Placing Agents after consultation with the Company. The Joint Placing Agents shall use reasonable endeavours not to place any of the Placing Shares to any person other than the Independent Persons.

2.7

Each of the Joint Placing Agents hereby confirms that it has complied and will comply, for the purposes of the Placing, with the Placing Guidelines contained in the Listing Rules, other relevant provisions of the Listing Rules and laws and regulations (if any) applicable to the Joint Placing Agents and to the extent they are material to the Placing.

2.8	Each of the Joint Placing Agents hereby represents, agrees, warrants and undertakes, severally not jointly, to the Company as follows:
2.8.1

such Joint Placing Agent, its affiliates (as defined in Rule 405 under the Securities Act) or any persons acting on its or their behalf (except for the Company and its affiliates in respect of which no representation is being given) has not engaged or will not engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Placing Shares; and

2.8.2

such Joint Placing Agent has not offered or sold, and agrees that it will not offer or sell, any Placing Shares constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S.

3	ANNOUNCEMENT

The Company shall release, or cause to be released, for publication, as soon as possible upon the execution of this Agreement, the Second Announcement in accordance with applicable laws and regulations (including without limitation the Listing Rules).

4	COMPLETION OF THE PLACING
4.1

Subject to the Conditions having been satisfied or waived (as the case may be), completion of the Placing shall take place on the Closing Date or such other time and/or date as the Joint Placing Agents and the Company may agree in writing.

4.2

Share Certificates: The Company shall instruct its Share Registrar to make the certificates representing the Placing Shares available under HKSCC’s name and for conditional credit to such CCASS participants’ accounts as the Settlement Agent may arrange, no later than 4:00 p.m. three Business Days before the Closing Date (or such other time and date as may be agreed between the Company and the Settlement Agent) and the Settlement Agent shall have received written confirmation with sufficient evidence of such credit in respect of the Placing Shares, provided that such certificates shall not become effective until immediately after the completion of the Placing.

4.3

The Company undertakes to issue all necessary documentation required by the Share Registrar and HKSCC Nominees Limited for allotment and issue of the Placing Shares by the designated time under this Agreement.

4.4

CCASS delivery: The Company, together with the Settlement Agent, shall instruct HKSCC Nominees Limited, by delivering an executed CCASS Placement Form, to deposit the Placing Shares into such CCASS accounts as the Settlement Agent may request in writing, no later than 9:30 a.m. on the third Business Day before the Closing Date (or such other time and date as may be agreed between the Company and the Settlement Agent) and the Settlement Agent shall have received written confirmation with sufficient evidence of such deposit.

4.5

Completion of the Placing: Conditional upon the satisfaction of the Conditions set out in Clause 5, completion of the Placing will take place on the Closing Date in respect of the Placing Shares. On or before 9:30 a.m. on the Closing Date, the Company shall duly allot and issue the Placing Shares credited as fully paid in accordance with this Agreement on terms that they will rank pari passu in all respects with the existing issued Shares, and shall procure that its Share Registrar shall deliver the share certificates to HKSCC Nominees Limited for crediting into the Settlement Agent's designated CCASS participant's accounts in accordance with the details provided to the Company by the Settlement Agent prior to the Closing Date, for immediate effect of book entry settlement of the Placing Shares on the completion of the Placing in accordance with this Agreement and the General Rules and the Operational Procedures and shall provide to the Settlement Agent written evidence satisfactory to the Joint Placing Agents of such delivery instructions having been duly provided. Against the compliance by the Company with its obligations under Clause 4.3 and subject to Clause 10, each Joint Placing Agent shall place instruction in CCASS matching the Settlement Agent in delivery-versus-payment method  for the Placing Shares purchased by the Placees procured by such Joint Placing Agent against the aggregate gross proceeds (together with such brokerage, SFC transaction levy and Stock Exchange trading fee payable by such Placees) on the Closing Date.

4.6

Payment: Against compliance by the Company with all of its obligations under this Agreement and subject to Clause 5, the Settlement Agent (or its nominee or agent) shall before 5 p.m. on the Closing Date make or procure the making of payment in Hong Kong dollars in immediately available funds to the Company of an amount equivalent to the Placing Price multiplied by the number of Placing Shares for which the Joint Placing Agents have procured Placees (subject to the amounts received from the Joint Placing Agents and less the amounts payable to the Joint Placing Agents referred to in Clause 7) to the bank account notified by the Company to the Settlement Agent no later than 5:00 p.m. on the date which is one Business Day before Closing Date. Such wire transfer by the Settlement Agent shall constitute a complete discharge of the Joint Placing Agents’ obligations hereunder. Each Joint Placing Agent shall, severally, and not jointly or jointly and severally, on the Closing Date, effect book-entry settlements of the relevant number of Placing Shares through CCASS to credit to the CCASS Stock account(s) of the relevant CCASS participants of the Placees procured by that Joint Placing Agent. For the avoidance of doubt, the Settlement Agent shall not be liable for any failure on the part of any Joint Placing Agent to perform its obligations under this Agreement including but not limited to collecting funds from Placees procured by the Joint Placing Agents.

4.7

The Company hereby acknowledges that each Joint Placing Agent in performing its obligations and functions under Clauses 2 and 4, is authorised to appoint one or more sub-placing agents or selling agents outside the United States and that such agents shall be agents of the Company in despatching documents relating to the Placing to Placees and the Company hereby authorises and confirms that it will, on the terms of and subject to the provisions of this Agreement, as soon as practicable upon request by the Joint Placing Agents ratify and approve all actions lawfully, properly and reasonably taken or to be taken by such agents and the Joint Placing Agents in connection with the Placing in accordance with or in anticipation of the terms of this Agreement. All fees of such agents shall be paid and borne by the Joint Placing Agents severally out of the commissions, costs, charges and expenses payable by the Company under Clause 7. Any Joint Placing Agent may enter into any agreements with any of the agents for such purpose PROVIDED THAT such Joint Placing Agent shall remain responsible for any act or omission carried out by such agent in the performance of the respective obligations of the Joint Placing Agent hereunder.

5	CONDITIONS OF THE PLACING
5.1	Completion of the Placing is conditional upon the fulfilment of the following conditions:
5.1.1

the Listing Committee of the Stock Exchange granting listing of and permission to deal in the Placing Shares (and such listing and permission not subsequently revoked prior to the delivery of definitive share certificate(s) representing the Placing Shares under Clause 4.2 hereof); and

5.1.2	the General Mandate being in full force and effect and not having been revoked, varied or otherwise withdrawn; and
5.1.3	each Joint Placing Agent having received the following documents:

(i)	a certified true copy of the board resolutions of the Company approving the Placing; and
(ii)	the no registration opinion by the legal counsel of the Company in a form satisfactory to the Joint Placing Agents.
5.2

The Company shall, as soon as reasonably practicable, apply to the Stock Exchange for the granting of listing of, and permission to deal in, the Placing Shares after the signing of this Agreement and the Company shall use its reasonable endeavours to obtain the granting of such listing and permission to deal by the Listing Committee of the Stock Exchange as soon as is reasonably practicable. The Company shall furnish such information, supply such documents, pay such fees and do all such acts and things as may reasonably be required by the Joint Placing Agents and/or the Stock Exchange in connection with the fulfilment of the Conditions. The Joint Placing Agents shall provide the Company with such necessary assistance as may be reasonably requested by the Company in connection with the fulfilment of the Conditions.

5.3

If the Conditions are not fulfilled within 14 days after the date of this Agreement or such later date as may be agreed between the Company and the Joint Placing Agents, the obligations and liabilities of the Company under the Placing shall be terminated and neither the Company nor the Joint Placing Agents shall have any claim against the other for costs, damages, compensation or otherwise.

6	UNDERTAKINGS OF THE COMPANY
6.1

The Company shall promptly make all notifications, registrations and filings as may from time to time be required in relation to the Placing Shares and the transactions contemplated under this Agreement including, without prejudice to the generality of the foregoing, the filings with the Stock Exchange.

6.2

The Company shall make all appropriate disclosures pursuant to, and will comply in all respects with all applicable laws, regulations and directions (including without limitation the Listing Rules) and all requirements of the Stock Exchange or any other applicable regulatory body in connection with the Placing.

6.3

The Company shall, as soon as reasonably practicable, provide the Joint Placing Agents upon request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Company and/or any other member of the Group or otherwise as may be reasonably required by the Joint Placing Agents in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange or any other applicable regulatory body. In addition, the Company undertakes and agrees that up to the Closing Date it will forthwith notify the Joint Placing Agents of any change affecting, or if at any time anything has occurred which would or would be likely to render untrue, inaccurate, misleading or breached in any respect, any of the representations, warranties and undertakings referred to in Clause 6.

6.4

The Company shall procure that particulars of every significant new factor known to it which are capable of materially and adversely affecting the Placing and which arise between the date hereof and the Closing Date shall be promptly provided to the Joint Placing Agents.

6.5

The Company undertakes with each of the Joint Placing Agents that it shall use reasonable endeavours to do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

6.6

The Company undertakes to each of the Joint Placing Agents that for a period commencing on the date of this Agreement and ending on the date falling on 90 days after the date hereof (inclusive), the Company will not, except for the issuance of (1) the Placing Shares and the Pre-Emptive Securities; (2) any Shares issuable under the Securities and the Pre-Emptive Securities; (3) the Securities and any Shares issuable thereunder; (4) securities under the terms of any employee share scheme of the Company or any other scheme that has been publicly announced or disclosed by the Company as of the date of this Agreement; (5) bonus or scrip dividend or similar arrangements which provide for the allotment of Shares in lieu of the whole or part of a dividend on Shares of the Company in accordance with its articles of association; and (6) Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares which are issued as consideration for any merger or acquisition provided that (A) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms & Conditions of the Securities) is less than US$100,000,000 and (B) the Company procures that the person receiving such Shares executes a shareholder lock-up undertaking on substantially the same terms as provided in this Clause 6 prior to any such issue:

6.6.1

allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe for (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Share(s) or any interests in Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares or interests in Shares;

6.6.2	agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transactions described in Clause 6.6.1 above; or
6.6.3	announce any intention to enter into or effect any such transaction described in Clauses 6.6.1 or 6.6.2 above,

without first having obtained the written consent of the Joint Placing Agents.

For the avoidance of doubt, any additional lock-up undertaking entered into pursuant to 6.6.3 above shall only be for a period of 90 days from the date of this Agreement.

6.7

In consideration of the Joint Placing Agents agreeing to enter into and performing this Agreement and without prejudice to the parties’ respective rights and obligations under this Agreement, the Company shall use all reasonable endeavours to fulfil its obligations under the Placing Agreement to procure that completion of the Placing shall take place on a date no later than the Closing Date.

7	PAYMENT OF FEES, COMMISSIONS AND EXPENSES
7.1

In consideration of the services of the Joint Placing Agents in relation to the Placing, the Company shall, subject to completion of the Placing taking place in accordance with Clause 4, pay to the Settlement Agent:

7.1.1

a commission of 0.8 per cent. of the amount equal to the number of Placing Shares placed by J.P. Morgan (as set out opposite its name in Schedule 2 hereto) multiplied by the Placing Price to be retained by J.P. Morgan, and a commission of 1 per cent. of the amount equal to the number of Placing Shares placed by DB (as set out opposite its name in Schedule 2 hereto) multiplied by the Placing Price to be retained by DB (collectively, the “Commissions”).  The Settlement Agent is hereby authorised to deduct the Commissions payable to the Joint Placing Agents pursuant to this Clause 7.1 from the payment to be made by it to the Company and out of which the Joint Placing Agents agree to pay all brokerage fees and all expenses of the Placing other than those specified in this Clause 7.1;

7.1.2

any printing or publishing costs associated with the Placing and the issue of the Announcements and all costs and expenses in relation to depositing the Placing Shares into CCASS, all charges, fees and expenses of the Company’s share registrars in Hong Kong including, without limitation, its fees and expenses in effecting the transfer of the Placing Shares and the issue of certificates therefor in board lots, to the Placees or, where applicable, the Joint Placing Agents or their nominees, which amounts the Settlement Agent is hereby authorised to deduct from the payments to be made by it to the Company for the purposes of paying on the Company’s behalf such costs, charges, fees and expenses, which the Joint Placing Agents hereby undertake to do so on a prompt basis after such deduction;

7.1.3

the Company’s SFC transaction levy at the prevailing applicable rate and the Company’s Stock Exchange trading fee at the prevailing applicable rate on the amount equal to the Placing Price multiplied by the number of Placing Shares which amounts the Settlement Agent is hereby authorised to deduct from the payments to be made by the Joint Placing Agents to the Company pursuant to Clause 4.6; and

7.1.4

the costs and expenses reasonably incurred by the Joint Placing Agents (including but not limited to legal costs) in connection with the Placing and the Settlement Agent is hereby authorised to deduct such sums from the payments to be made by the Joint Placing Agents to the Company.

7.2

If this Agreement is terminated pursuant to Clause 10 or if for any reason the Placing is not completed the Company shall not be liable to the Joint Placing Agents for the payment of any costs, charges and expenses referred to in Clauses 7.1.2,  7.1.3 and 7.1.4 notwithstanding that such costs, charges and expenses may have already been incurred by the Joint Placing Agents.

7.3

The Company hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 7.1, the Joint Placing Agents shall be entitled to keep for their respective own account any brokerage fees or commission (“Brokerage”) in excess of the Placing Price that they may receive from the Placees procured by them respectively in the same proportion as the commissions provided in Clause 7.1.1. The Brokerage received by each Joint Placing Agent shall be paid to the Settlement Agent by each such Joint Placing Agent on the Closing Date, and the Settlement Agent shall, within 90 days from the Closing Date and subject to this Clause 7.3, pay to each Joint Placing Agent such amount of Brokerage each such Joint Placing Agent is entitled.

7.4

All payments to be made by the Company to the Settlement Agent pursuant to this Agreement shall be denominated in Hong Kong dollars free and clear of, and without deduction or withholding for or on account of Tax, unless the Company is required by applicable law to make payment subject to the deduction or withholding of Tax, in which case, the amount payable to the Settlement Agent shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the Settlement Agent receives and retains a net sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
8.1	The Company represents, warrants and undertakes to each of the Joint Placing Agents as follows:
8.1.1

Announcements: all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the dates of their publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any other member(s) of the Group contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

8.1.2

No non-public information: save for the matters set out in the Announcements, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which would materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the documents published by the Company, including the most recent annual or interim reports or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

8.1.3

Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Placing or the Company and all publicly available information and records of the Company (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

8.1.4

Litigation: save as disclosed in the Company Information, there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive director, which in any such case would have or have had a material adverse effect on the condition, financial, trading, or the earnings, net assets or business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company and the Group as a whole or which is material for disclosure or otherwise in the context of the Placing;

8.1.5

No material adverse change: save as disclosed in the Company Information, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial, trading, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company or the Group as a whole since 31 December 2016;

8.1.6

Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Company or any member of the Group;

8.1.7

Approvals: each member of the Group has obtained such authorisations and licences (if any) as are required under the provisions of any applicable law in connection with the operation of its business and there is no breach by any member of the Group of the provisions of any ordinance, statute or regulation governing such authorisations or licences nor is there any reason why any such authorisation or licence should be withdrawn or cancelled, in each case other than any authorisation and licence the lack of which would not have a material adverse effect on the condition, earnings or business affairs of the Group as a whole;

8.1.8

Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Stock Exchange and, in particular, the Company has complied at all times with the disclosure requirements under the Listing Rules, save for any breach or non-compliance which is not material in the context of the Placing, and, other than the Conditions and subject to Clause 5.2, all necessary consents (if any) have been obtained from the Stock Exchange and other authorities to complete the Placing in the manner contemplated;

8.1.9

No order or judgment: save as disclosed in the Company Information, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which may have or has had a material adverse effect upon the condition, financial, trading, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Group (taken as a whole) or which is material in the context of the Placing;

8.1.10	No default:

(i)

save as disclosed in the Company Information, no outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group, in each case which is material in the context of the Placing; and

(ii)

save as disclosed in the Company Information, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default of its constitutional documents or any contract or agreement which may have or has had a material adverse effect upon the condition, financial, trading, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company or of the Group (taken as a whole) or which is material in the context of the Placing; neither this Agreement nor the Placing will constitute or give rise to a breach of or default under the constitutional documents or any agreement or other arrangement to which any member of the Group is party or give rise to any rights of any third party in respect of any assets of the Company or of the Group, in each case which is material in the context of the Placing;

8.1.11

Financial Statements: the audited consolidated accounts for the Group for the financial year ended on 31 December 2016, the unaudited consolidated financial statements of the Group as at and for the six months ended 30 June 2017 and the unaudited consolidated financial statements of the Group as at and for the three months ended 30 September 2017, a copy of which has been provided to the Joint Placing Agents prior to the execution of this Agreement:

(i)	have been prepared on a recognised and consistent basis and in accordance with International Financial Reporting Standards; and
(ii)	comply with applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

8.1.12

Validity of Contracts: the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes legally binding and enforceable obligations of the Company in accordance with its terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity; there is no authorisation, consent, approval, licence or notification required for the Placing either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange except for the approval for the listing of and permission to deal in the Placing Shares by the Stock Exchange) or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained;

8.1.13

Compliance: the compliance by the Company with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated (including but not limited to the allotment and issuance of the Placing Shares) will not conflict with or result in a breach or violation of, or result in any third party consent (other than the approval of the Stock Exchange as set out in the Conditions) being required under, any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, decree, regulation or law to or by which any member of the Group is a party or to which any of the property or assets of any member of the Group is subject, or any statute or any order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the Listing Rules, all other applicable laws, rules and regulations or any judgment, decree or order of any court or governmental agency or body having jurisdiction over any member of the Group or the property or assets of any member of the Group;

8.1.14

Pre-emptive Rights and Options: except for the Placing Shares, the Pre-Emptive Securities, any Shares issuable under the Securities, the employee share options and restricted share units and restricted shares of the Company in issue as at the date of this Agreement, no unissued share capital of any member of the Group is under any option or agreed conditionally or unconditionally to be put under any option and, other than Datang, China IC Fund and Country Hill, no person has an outstanding warrant, pre-emptive right or any other right of any description to require Shares to be allotted or issued by any member of the Group;

8.1.15

Professional Investor Treatment Notice: the Company has read and understood the Professional Investor Treatment Notice and acknowledges and agrees to the representations, waivers and consents contained in the Professional Investor Treatment Notice, in which the expressions “you” or “your” shall mean “the Company”, and “us” or “our” shall mean the Joint Placing Agents;

8.1.16

No insider dealing: the Company has not been, is not and will not be at any time engaged in insider dealing for the purposes of the SFO in connection with the Placing and the related transactions entered into or to be entered into pursuant to this Agreement; neither the Company nor any person acting on behalf of the Company or under the control of the Company has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any Shares or other securities of the Company to facilitate the sale or resale of the Placing Shares;

8.1.17

No Registration: neither the Company, nor any of its affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given): directly or indirectly has made or will make offers or sales of any security, or directly or indirectly has solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Placing Shares under the Securities Act;

8.1.18

No Directed Selling Efforts: neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Placing Shares;

8.1.19

No Price Manipulation: neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any persons acting on its or their behalf, directly or indirectly, has taken or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placing Shares;

8.1.20

Qualification: the Company will arrange for the qualification of the Placing Shares for offer and sale by the Joint Placing Agents through their respective affiliates or agents under the laws of such States of the United States or other jurisdictions as the Joint Placing Agents may reasonably designate and shall maintain such qualifications in effect so long as required for the sale of the Placing Shares; provided, however, that, in connection therewith, the Company shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified. The Company will immediately advise the Joint Placing Agents of the receipt by the Company of any notification with respect to the suspension of the qualification of the Placing Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

8.1.21	Investment Company: the Company is not, and as a result of the Placing contemplated herein will not be, an “investment company” under, and as such term is defined in, the Investment Company Act;
8.1.22

Passive Foreign Investment: the Company is not, and does not intend to become, and will not as a result of the Placing or otherwise become, a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code;

8.1.23

Foreign Issuer: the Company is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in the Placing Shares or securities of the Company of the same class as the Placing Shares;

8.1.24

Offer: the Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

8.1.25

Anti-Money Laundering: the operations of the Company and each member of the Group and, to the best of the knowledge of the Company and after due and careful enquiry, any of the Company’s jointly controlled entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any member of the Group and any of their jointly controlled entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company (after due and careful enquiry), threatened;

8.1.26

No Unlawful Payments: neither the Company, nor any member of the Group, nor any director or officer of, nor to the best knowledge of the Company (after due and careful enquiry), any employee, agent, affiliate of or other person associated with or acting on behalf of the Company or any member of the Group, (i) has used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made or taken an act in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law or regulation or (iv) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; and the Issuer and every member of the Group has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain and enforce policies and procedures designed to promote and ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

8.1.27

Sanctions: neither the Company, nor any member of the Group, nor any director or officer of, nor to the best knowledge of the Company (after due and careful enquiry), any employee, agent, affiliate of or other person acting on behalf of the Company or any member of the Group:

(i)

is an individual or entity (a “Person”) currently subject to or the target of any sanctions administered or enforced by the U.S. Government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including without limitation, the designation as a “specially designated national” or “blocked person”) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, the “Sanctions”);

(ii)

is located, resident, organised or operating in a country, region or territory that is the subject or target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”);

(iii)

has for the past five years engaged in, or is now engaged in, any dealings or transactions with any government, person, entity or project that at the time of the dealing or transaction is or was the subject or target of Sanctions or with any Sanctioned Country; or

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;
8.1.28

Use of Proceeds: neither the Company nor any member of the Group will directly or indirectly use the proceeds of the Placing hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person:

(i)	to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is subject or the target of any Sanctions;
(ii)	to fund or facilitate any activities of or business in any Sanctioned Country;
(iii)

in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of any Sanctions, any Anti-Money Laundering Laws or any anti-bribery laws as set out in Clause 8.1.26;

8.1.29

Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a material adverse effect. For the purpose of this Clause 8.1.29, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority;

8.1.30

No fiduciary: in connection with the Placing, each of the Joint Placing Agents is and has been acting solely as an agent and not as a fiduciary of the Company, or its stockholders, creditors, employees or any other party; (iii) none of the Joint Placing Agents has assumed nor will it assume an advisory or fiduciary responsibility in favour of the Company with respect to the Placing or the process leading thereto (irrespective of whether any of the Joint Placing Agents has advised or are currently advising the Company on other matters) and none of the Joint Placing Agents has any obligation to the Company with respect to the Placing except the obligations expressly set forth in this Agreement or in any other written agreement in respect of the Securities; (iv) each of the Joint Placing Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and (v) none of the Joint Placing Agents has provided any legal, accounting, regulatory or tax advice with respect to the Placing and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Company and any of the Joint Placing Agents with respect to the subject matter of this Clause 8.1.30;

8.1.31

Authority: the Company has the full right, power and authority to enter into and perform its obligations under this Agreement and, subject to satisfaction of the Conditions, to allot and issue the Placing Shares without any sanction or consent of its members and all necessary authorisations, approvals, consents and licences relating to the same have been, or will, prior to completion of the Placing, be unconditionally obtained and are, or will, prior to completion of the Placing, be in full force and effect, and this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms; and

8.1.32

the allotment and issue of the Placing Shares pursuant to this Agreement will not result in any breach of and will comply with all relevant provisions of Hong Kong, the Companies Ordinance, the Listing Rules and all other applicable laws, rules and regulations.

8.2

The representations, warranties and undertakings set out in this Clause 8 are given as at the date hereof and repeated on the Closing Date, with reference in each case to the facts and circumstances then subsisting. The Company undertakes to notify the Joint Placing Agents of any matter or event coming to its attention prior to the completion of the Placing (in the case of those given to the Joint Placing Agents) which shows or may show any of the representations, warranties and undertakings set out in this Clause 8 to be or to have been untrue, inaccurate or misleading.

8.3

Save as a result of its own gross negligence or fraud or wilful default, a Joint Placing Agent shall not be responsible for and no claim shall be made against such Joint Placing Agent by the Company to recover any damage, cost, charge or expense which the Company may suffer or incur by reason of or arising out of the carrying out by the Joint Placing Agent of any work pursuant to its obligations hereunder or for any alleged insufficiency of the Placing Price or otherwise in connection with the Placing.

8.4	The rights and remedies of each Party in respect of the representations, warranties and undertakings referred to in this Clause 8 shall not be affected by:
8.4.1	completion of the Placing;
8.4.2	any investigation made into the affairs of any Party or any knowledge held or gained of any such affairs by or on behalf of the other Parties; or
8.4.3	termination of this Agreement or any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the other Parties.
9	INDEMNITY
9.1

The Company undertakes to each of the Joint Placing Agents and each of their respective agents, subsidiaries, affiliates or associated companies, their respective directors, officers, employees and agents including, but not limited to, the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of each of the Joint Placing Agents and each of their respective affiliates within the meaning of the Securities Act or the Exchange Act (and shall include the partners of any such affiliates) (the “Indemnified Parties”), for themselves and on trust for each of the other Indemnified Parties, to indemnify, hold harmless and keep fully indemnified, on demand, each of the Indemnified Parties (on an after-Taxation basis)  against all or any costs, expenses (including legal fees), fees, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs, fees, charges or expenses suffered or incurred in disputing or defending any claims, actions, liabilities, demands, proceedings or judgments (the “Proceedings”) and/or in establishing its rights to be indemnified pursuant to this Clause 9 and/or in seeking advice in relation to any Proceedings brought or established or threatened to be brought or established against any of the Indemnified Parties by any Placee or by any governmental agency, regulatory body or other person (the “Losses”)):

9.1.1	directly or indirectly arising out of or in connection with or based on any breach or alleged breach of any of the representations, warranties and undertakings contained in this Agreement; or

9.1.2

which are, directly or indirectly, resulting from or are attributable to the performance by the Joint Placing Agents of their respective obligations under this Agreement in relation to the Placing and which do not in any such case arise from that Joint Placing Agent’s own gross negligence, fraud or wilful default as determined by final judgment of a court of competent jurisdiction.

9.2

The indemnities contained in Clause 9.1 shall remain in full force and effect notwithstanding completion of the Placing in accordance with the terms and conditions herein contained, shall be in addition to any liability which the Company may have and shall extend to include all costs, charges and expenses which the Joint Placing Agents and/or any of the Indemnified Parties may reasonably incur or pay in disputing, settling or compromising any matter to which the indemnity might relate and in establishing the right to indemnification pursuant to this Clause 9 in respect of any matter. The Company shall not, without the prior written consent of the Joint Placing Agents, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

9.3

If a Joint Placing Agent becomes aware of any claim which is relevant for the purposes of Clause 9.1, it will as soon as reasonably practicable give notice in writing thereof to the other Joint Placing Agents and the Company and will consult with the other Joint Placing Agents and the Company and, subject to being indemnified against any additional or increased expenses it may suffer or incur as a result of so doing, give full consideration to the views of the other Joint Placing Agents and the Company in relation to the manner in which the Joint Placing Agent shall conduct such claim.

9.4

The Company shall not, and shall procure that no member of the Group shall, at any time prior to or on the Closing Date do or omit to do anything which would cause any of the representations, warranties and undertakings set out in Clause 8 to be untrue.

10	TERMINATION
10.1	Notwithstanding anything contained in this Agreement, if at any time prior to 8:00 a.m. (Hong Kong time) on the Closing Date:
10.1.1	there develops, occurs or comes into force:
(i)

any new law or regulation or any change or development involving a prospective change in existing laws or regulations in any relevant jurisdiction which in the opinion of the Joint Placing Agents has or is likely to have a material adverse effect on the financial position of the Group as a whole;

(ii)

any significant change (whether or not permanent) in local, national or international monetary, economic, financial or political conditions which in the opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing;

(iii)

any significant change (whether or not permanent) in local, national or international securities market conditions or currency exchange rates or foreign exchange rates or foreign exchange controls which in the reasonable opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing or make it impracticable or inexpedient to proceed therewith;

(iv)

a general moratorium on commercial banking activities in Hong Kong, the PRC, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the PRC, Singapore, the United Kingdom or the United States;

(v)	a change or development involving a prospective change in Taxation which materially adversely affects the Group as a whole or the Placing Shares;
(vi)

any outbreak or escalation of hostilities or act of terrorism involving Hong Kong, the PRC, Singapore, the United Kingdom or the United States or the declaration by Hong Kong, the PRC, Singapore, the United Kingdom or the United States of a national emergency or war;

(vii)

any suspension of dealings in the Shares on the Stock Exchange or American Depository Shares over the Shares on the New York Stock Exchange for any period whatsoever (other than a voluntary suspension or as a result of the Placing, the Announcements or in connection with the issuance of the Placing Shares and the Pre-emptive Securities); or

(viii)

any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange, the Shanghai Stock Exchange, the London Stock Exchange or the New York Stock Exchange due to exceptional financial circumstances or otherwise at any time prior to the Closing Date;

10.1.2

any breach of any of the representations, warranties and undertakings set out in Clause 8  comes to the knowledge of any of the Joint Placing Agents or any event occurs or any matter arises on or after the date hereof and prior to the Closing Date which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect, or there has been a breach of, or failure to perform, any other provision of this Agreement on the part of the Company; or

10.1.3

there is any such adverse change, or development involving a prospective adverse change in the general affairs, condition, results of operations or prospects, management, business or in the financial or trading position of the Group as a whole which in the opinion of the Joint Placing Agents is materially adverse to the success of the Placing, then and in any such case, the Joint Placing Agents may terminate this Agreement without liability to any of the Joint Placing Agents and/or the Company (other than for any antecedent breach) by giving notice in writing to the Company, which notice may be given at any time prior to 8:00 a.m. (Hong Kong time) on the Closing Date.

10.2

In the event that all of the Joint Placing Agents agree to terminate this Agreement in accordance with Clauses 10.1, all obligations of each of the Parties under this Agreement shall cease and no Party shall have any claim against any other Party in respect of any matter arising out of or in connection with this Agreement except for:

10.2.1	any antecedent breach of any obligation under this Agreement; and
10.2.2	liabilities under Clauses 7.2 and 9.
11	PUBLIC COMMUNICATION

Save for the Second Announcement and save as required by law or applicable regulation or by the U.S. Securities and Exchange Commission, the Stock Exchange or the SFC, each of the Parties hereby undertakes to procure that no public announcement or communication to the press or to the Stock Exchange concerning the Placing shall be made by or on behalf of the Company between the date hereof and the Closing Date without the prior written approval (such approval not to be unreasonably withheld or delayed) from the Joint Placing Agents as to the content, timing and manner of making thereof.

12	TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Company and the Joint Placing Agents but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

13	NOTICES
13.1	All notices delivered hereunder shall be in writing in English and shall be communicated to the following addresses:

If to the Company, to:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
The People’s Republic of China

Facsimile: +86-21-3861-0000 (ext 18017)
Attention: Barry Quan

If to the Joint Placing Agents, to:

J.P. Morgan Securities Plc
28/F Chater House
8 Connaught Road
Central
Hong Kong

Facsimile: +852 2810 8819
Attention: ECM Syndicate Desk

AND

Deutsche Bank AG, Hong Kong Branch
52nd Floor, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

Facsimile: +852 2203 7202
Attention: Head of ECM

13.2

Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a Saturday, Sunday or public holiday shall be deemed to be received on the next Business Day.

14	MISCELLANEOUS
14.1

Each Party undertakes with the other Parties that it shall execute and perform and procure that there are executed and performed such further documents and acts as any other Party may reasonably require to give effect to the provisions of this Agreement.

14.2

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the Placing. This Agreement supersedes all previous agreements or understandings which shall cease to have any further force or effect and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

14.3

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Joint Placing Agents and the Company. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

14.4	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.
14.5

No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.6

This Agreement shall be binding upon, and inure solely to the benefit of, each Party and, to the extent provided herein, any directors, officers, employees and controlling persons of each Party, and their heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Placing Shares from any of the Joint Placing Agents shall be deemed a successor or assign by reason merely of such purchase.

14.7

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement, except that this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

15	APPLICABLE LAW AND JURISDICTION
15.1

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and each of the Parties hereby irrevocably submits to the non-exclusive jurisdictions of the courts of Hong Kong in any legal suit, action or proceeding arising out of or based upon this Agreement. The Company hereby irrevocably waives any objection which it may now or hereafter have to the service of process or the laying of venue in connection with any such proceedings.

15.2

The Company agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to the Company at its principal place of business in Hong Kong. If the Company ceases to have a place of business in Hong Kong, the Company shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify the Joint Placing Agents of such appointment, and, failing such appointment within fifteen days, the Joint Placing Agents shall be entitled to appoint such a person by notice to the Company. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

15.3

J.P. Morgan agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to J.P. Morgan Securities (Asia Pacific) Limited  at 28/F, Chater House, 8 Connaught Road Central, Hong Kong. If the above process agent ceases to have a place of business in Hong Kong, J.P. Morgan shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify the Company and the other Joint Placing Agents of such appointment, and, failing such appointment within fifteen days, the Company and the other Joint Placing Agents shall be entitled to appoint such a person by notice to J.P. Morgan. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

16	BRRD Liability

Notwithstanding and to the exclusion of any other term of this Agreement or any other agreement, arrangement, or understanding between BRRD Party and Creditor or Counterparty of BRRD Party, Creditor or Counterparty of BRRD Party acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:

16.1

the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of BRRD Party to Creditor or Counterparty of BRRD Party under this agreement, that (without limitation) may include and result in an of the following, or some combination thereof;

16.1.1	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
16.1.2

the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of BRRD Party or another person, and the issue to or conferral on Creditor or Counterparty of BRRD Party of such shares, securities or obligations;

16.1.3	the cancellation of the BRRD Liability;
16.1.4	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which payments are due, including by suspending payment for a temporary period; and

the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by for and on behalf of SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION in the presence of:

SIGNED by for and on behalf of J.P. MORGAN SECURITIES PLC in the presence of:

SIGNED for and on behalf of DEUTSCHE BANK AG, HONG KONG BRANCH By:	By:

SCHEDULE 1
PROFESSIONAL INVESTOR TREATMENT NOTICE

1	You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:
1.1

a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2

a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a corporation the sole business of which is to hold investments and which is wholly owned by an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and
1.4

a high net worth corporation or partnership having total assets or at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.

We have categorised you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2

As a consequence of categorisation as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”) and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

2.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

2.3	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

2.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	Nasdaq–Amex Pilot Program

If you wish to deal through the Stock Exchange in securities admitted to trading on the Stock Exchange under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability

We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.

3	You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to our Compliance Department.
4

By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5

By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6

By entering into this Agreement, you hereby agree and acknowledge that we and the Settlement Agent will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

SCHEDULE 2
JOINT PLACING AGENTS’ COMMITMENT FOR THE PLACING SHARES

Joint Placing Agent	Number of Placing Shares
J.P. Morgan Securities Plc	219,690,718
Deutsche Bank AG, Hong Kong Branch	21,727,653
Total	241,418,371